Exhibit 4.9
Face of Note
NEITHER THE SECURITY REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON ITS CONVERSION MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 22, 2006, BETWEEN THE COMPANY AND THE PURCHASER. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.
THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT.” FOR INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY, HOLDERS SHOULD CONTACT THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AT 4050 E. COTTON CENTER #6-68, PHOENIX, ARIZONA 85040, TELEPHONE NO. (602) 414-9300.
FORM OF CONVERTIBLE SENIOR SUBORDINATED NOTE DUE 2011
Date: ____ __. 200_

No.	$______
               FIRST SOLAR HOLDINGS, INC., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Agreement (as defined on the reverse hereof)), for value received, hereby promises to pay to ______, or its registered assigns, the principal sum of ______ Dollars plus accrued, but unpaid, interest (if any) on the unpaid principal at the rate set forth below, on or before February 22, 2011 (the “Stated Maturity Date”); provided, however that upon conversion of the principal due under this Note for or into Conversion Shares (as defined herein) pursuant to Section 12 of the Agreement, such conversion shall constitute the full discharge of the principal so redeemed or converted under this Note.
               Interest on this Note shall be payable semi-annually in arrears on June 30 and December 30 in each year commencing on June 30, 2006 and, if different, on the Stated Maturity Date (each, an “Interest Payment Date”) at the rate of 6% per annum; provided that, if no Minimum Public Float Date occurs within 2 years after the Closing Date, (i) interest on this Note will be increased to provide for a cumulative return on the principal amount of this Note, together with interest previously paid, of 12% per annum calculated on a daily basis commencing on the Closing Date and ending on the Stated Maturity Date and (ii) principal and interest (as adjusted pursuant to clause (i)) on this Note shall be amortized over the remaining three year term of the Note with the level semi-annual payments of combined principal and interest sufficient to amortize the remaining principal amount of this Note, together with the interest thereon as set forth in clause (i) above, prior to the Stated Maturity Date, with the first payment of principal and interest due March 31, 2008. The level payments of principal and interest will be set forth in a schedule to be provided by the Purchaser on the second anniversary of the Closing Date and shall be adjusted to reflect the conversion, if any, of a portion of the Notes. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. All interest payable with respect to this Note shall be paid in cash.
               The interest, and if applicable, the principal so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Agreement, be paid to the Person in whose name this Note is registered at the close of business on the “Regular Record Date” for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.
               If (i) a default in the payment when due of interest on, principal of, or premium, if any, on this Note or (ii) an Event of Default (as defined in the Agreement) has occurred and is continuing, this Note will accrue interest at 2% per annum plus the stated interest rate on this Note until such time as no such default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable) (the “Default Interest”) and shall be payable in cash from time to time upon demand.
               The Company shall pay the principal amount in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make all cash payments in respect of a certificated Note (including principal and interest), by mailing a check to the registered address of each Holder (as defined in the Agreement) thereof as shall appear in the Security Register (as defined in the Agreement); provided, however, that payments on the Notes may also be made, in the case of a Holder that is the Purchaser (as defined in the Agreement) or an Institutional Investor (as defined in the Agreement), by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to such effect designating such account no less than 15 days immediately preceding the due date for payment.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

               IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first above written.

FIRST SOLAR HOLDINGS, INC.
By:
Name:
Title:

Reverse of Note
               This Note is one of a duly authorized issue of securities of the Company designated as its Convertible Senior Subordinated Notes due 2011 (herein called the “Notes”), limited (except as otherwise provided in Section 11.8 of the Agreement referred to below) in aggregate original principal amount to $74,000,000, issued and to be issued pursuant to the Purchase Agreement, dated as of February 22, 2006 (herein called the “Agreement”), among the Company and Goldman, Sachs & Co. (the “Purchaser”), to which Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Holders and of the terms upon which the Notes are, and are to be, issued and delivered. All capitalized terms used and not defined in this Note shall have the meanings assigned to such terms in the Agreement.
               Except as set forth in the following clauses (i), (ii) and (iii) below, the Notes are not redeemable by the Company prior to the Stated Maturity Date:
(i)	Subject to the Holders’ right to convert the Notes, the Company may redeem all, but not less than all, the Notes, on or after the first (1st) anniversary of an initial Equity Offering, for a cash payment of 100% of the principal amount hereof, together with the accrued, but unpaid, interest (if any) (including Default Interest) on the unpaid principal balance thereof, if at the time of such redemption, the Current Market Price of the Company’s Common Stock for at least 20 out of 30 consecutive Trading Days immediately prior to the Redemption Date exceeds 1.40 times the IPO Per Share Price (as adjusted in accordance with Section 12.4 of the Agreement). In the case of redemption of the Notes pursuant to this clause (i), the Holder shall have the option of exercising its conversion rights prior to the Redemption Date by delivering a written notice to the Company on or before the Redemption Date set forth in the redemption notice delivered pursuant to this clause (i).
(ii)	The Company may redeem all, but not less than all, the Notes, prior to the occurrence of an initial Equity Offering, if such redemption occurs simultaneously with the Incurrence of Indebtedness in violation of Section 8.2 of the Agreement (the amount of such Incurrence, “Excess Indebtedness”), for a cash payment equal to the sum of (A) 100% of the outstanding principal amount hereof, together with (B) a cumulative return on such principal amount hereof at 12% per annum, calculated on a daily basis commencing on the Closing Date and ending on the Redemption Date, taking into account the aggregate amount and timing of prior interest payments paid (the “Make Whole Premium”) and (C) any Default Interest; provided that prior to such redemption (A) the Company has requested Purchaser’s consent to the Incurrence of such Excess Indebtedness by notice delivered to the Purchaser not more than 60 days prior to the date of the Incurrence of the Excess Indebtedness which notice shall in reasonable detail describe the proposed transaction (including the proposed closing date) and the amount of Indebtedness to be Incurred (a “Notice of

Incurrence of Excess Indebtedness”) and (B) the Purchaser refuses to waive compliance with Section 8.2 of the Agreement pursuant to a written notice delivered to the Company within 3 Business Days of receipt of the Notice of Incurrence of Excess Indebtedness (the “Approval Notice”).
(iii)	The Company may redeem all, but not less than all, the Notes, at any time after the second (2nd) anniversary of the Closing Date, if no Conversion Event has occurred, for (A) a cash payment equal to the sum of the principal amount of the Notes, plus the Make Whole Premium plus any Default Interest and (B) an amount of Warrants to purchase Common Stock of the Company as would allow the Holder to acquire the same amount of Common Stock, at the same Conversion Price (calculated in accordance with Section 12.3 of the Agreement) that the Holder would have been entitled to purchase pursuant to Section 12.1 of the Agreement had the Notes not been redeemed.
For purpose of this paragraph, “Redemption Price” means the aggregate amount of cash and securities required to be paid by the Company in connection with the exercise of its redemption pursuant to clause (i), (ii) or (iii) above, as applicable.
               The Agreement provides that, the Notes are convertible into Common Stock of the Company in accordance with Section 12 of the Agreement.
               The Agreement provides that, subject to certain conditions, if a Change of Control occurs, the Company shall be required to make an offer to purchase all of the Notes in accordance with Section 7.7 of the Agreement.
               Except as provided in the second paragraph on the face of this Note, the Notes do not have the benefit of any sinking fund obligations.
               The indebtedness evidenced by this Note is, to the extent provided in the Agreement, subordinate and subject in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, and this Note is issued subject to the provisions of the Agreement with respect thereto. Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.
               If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Agreement. Upon payment of (i) the principal amount of the Notes, (ii) the Make Whole Premium and (iii) any Default Interest (in each case to the extent that the payment of such interest shall be legally enforceable, the “Default Amount”) all of the Company’s obligations in respect of the payment of the principal of, and interest on, this Note shall terminate.
               The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and certain rights of the Holders under the Agreement at any time by the Company with the consent of the Required Holders. The Agreement also contains provisions requiring the prior written consent of the Holder of each Note at the time outstanding and affected thereby to waive compliance by the Company with certain provisions of the Agreement. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
               As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Prior to due presentment for registration of transfer, the Company shall treat the person in whose name this Note is registered as the owner and holder hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice or knowledge to the contrary.
               The Notes are issuable only in registered form without coupons in denominations of $1,000 and any multiple thereof. As provided in the Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
               No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
               In the event any interest is paid on this Note which exceeds the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable, then that portion of the interest payment received in excess of such legal maximum shall be deemed a payment of principal and applied against the principal balance of this Note.
               THE AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

OPTION OF HOLDER TO ELECT PURCHASE
               If you want to elect to have this Note purchased in its entirety by the Company pursuant to Section 7.7 of the Agreement, check the box:
               ☐
               If you want to elect to have only a part of the principal amount of this Note purchased by the Company pursuant to Section 7.7 of the Agreement, state the portion of such amount: $______

Dated:	Your Signature:
(Sign exactly as name appears on the other side of this Note)

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